Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

Contact:	David Christensen
CFO
For Immediate Release	HickoryTech
507-387-3355

Elin Raymond
The Sage Group
612-321-9897

HickoryTech Revises Guidance for Fourth Quarter 2004

Company will take charges to earnings for MCI/WorldCom disputed bankruptcy claim and intercarrier compensation; will pursue claims recovery

MANKATO, Minn., Jan. 12, 2005—HickoryTech Corporation (Nasdaq: HTCO) today announced that net income for the fourth quarter is expected to be lower than its guidance provided in the third quarter earnings conference call on Oct. 26, 2004. The company cited recent charges to earnings as the cause of its reforecast.

“There are two primary reasons for our new estimates,” said John Duffy, president and CEO.  “First, we were forced to take a pretax charge to earnings of $520,000 related to MCI/WorldCom’s recent rejection of our claims for network access fees in their bankruptcy proceeding. We discussed this dispute in our Nov. 16, 2004 press release. In addition, our Telecom Sector also had to increase its charge to earnings for possible doubtful collections of network access billings to Qwest, as part of an industry dispute which is 20-months-old.”

Company to continue claims resolution initiatives

Since learning of the MCI/WorldCom position in mid-November, HickoryTech has re-submitted its proof of claims, which consist of routine service billings prior to the 2002 bankruptcy. The company is continuing its pursuit of partial recovery of this charge to earnings.

The company’s dispute with Qwest is part of an industry action, which has been taken to an administrative law judge in Minnesota for possible resolution in 2005.

Net Income and Earnings Per Share for the fourth quarter, estimated in October to be between $1.9 and $2.3 million, or 15 cents to 18 cents per share, are now expected to be between $1.6 and $1.8 million, or 12 cents to 14 cents per share, respectively.

The Company’s fourth quarter press release conference call is planned to take place at 9:00 a.m. EST on Feb. 22, 2005.

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About HickoryTech: HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with more than 400 employees in Minnesota and Iowa. In its 107th year of operation, HickoryTech offers a full array of telecommunications products and services to business and residential customers including: local voice, long distance, Internet, broadband services and IP networking; IP Telephony, call center management and data network solutions; and telecom and carrier access billing solutions. To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

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